SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X  ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement
[  ]   Confidential, for Use of the Commission Only
      (as permitted by 14a-6(e)(2))
[ X]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
       240.14a-12

                          ARLINGTON HOSPITALITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name Of Person(S) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transactions applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                           ARLINGTON HOSPITALITY, INC.
                         2355 S. ARLINGTON HEIGHTS ROAD
                                    SUITE 400
                        ARLINGTON HEIGHTS, ILLINOIS 60005

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Arlington Hospitality, Inc. (the "Company") will be held on August 15, 2002, at 10:30 a.m., local time, at the Company's headquarters, 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005 to act upon the following matters:

         1. To elect the Directors of the Company who will serve until the next annual meeting of shareholders or until their successors are duly qualified. The following persons have been nominated for directorships:

                           Michael P. Holtz                   Reno J. Bernardo
                           Russell J. Cerqua                  Salomon J. Dayan
                           Jon K. Haahr                       Thomas J. Romano
                                                              Gerald T. LaFlamme

Said meeting may be adjourned from time to time without other notice than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

Only holders of record at the close of business on July 1, 2002, of the Company's common stock, $.005 par value, will be entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof.

Enclosed is a form of Proxy solicited by the management of the Company. Shareholders who do not plan to attend the meeting in person are requested to date, sign and return the enclosed Proxy. Your Proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and prefer to vote in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/  MICHAEL P. HOLTZ
                                       -----------------------------------------
                                       Michael P. Holtz, President


Arlington Heights, Illinois
July 8, 2002

                           ARLINGTON HOSPITALITY, INC.
                         2355 S. Arlington Heights Road
                                    Suite 400
                        Arlington Heights, Illinois 60005

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Arlington Hospitality, Inc. (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at 10:30 A.M. on August 15, 2002, at the Company's headquarters, 2355 S. Arlington Heights Road, Suite 400, Arlington Heights, Illinois 60005. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and regular employees by personal interview, telephone or telegram, and the Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time prior to its exercise, by written notice to the Secretary of the Company or by attending the meeting and electing to vote in person. Any such revocation shall not affect any vote previously taken. This Proxy Statement and accompanying proxy were initially mailed to shareholders on or about July 8, 2002.

Only shareholders of record of the Company at the close of business on July 1, 2002, are entitled to vote at the meeting or any adjournment thereof. As of that date there were outstanding 4,958,056 shares of Common Stock, each of which is entitled to one vote on all matters voted upon at the annual meeting. Holders of Common Stock are not entitled to cumulate their votes in the election of directors. A majority of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. Abstentions and broker non-votes will have no effect.

                              ELECTION OF DIRECTORS

A board of seven directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified. The proxies duly signed and returned pursuant to this solicitation will be voted by the persons named therein in accordance with the directions of the shareholders. If no directions are specified in a proxy, the proxy will be voted for the election as directors of the nominees named below. Should any nominee be unable or unwilling to accept the office of director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons as they shall determine.

Recently, the Company amended its by-laws to (i) formalize the roles and responsibilities of the Board of Director committees, and (ii) establish qualifications for Board members with respect to independence. The by-laws provide that at least two-thirds of the members of the board of directors (the "Board") shall be independent. In addition, for purposes of any action of the Board, at least one-half of the directors present and eligible to vote must be independent directors . An independent director for these purposes is defined as a person who:

(a) has not been an employee of the Company or any of its subsidiaries for the previous three years;
(b) is not employed by an entity and has not had, during the past two years, any interest in any significant transaction with the Company and/or any executive officer, or any business or financial relationship with the Company and/or any executive officer, or an affiliate of the Company (other than service as a director) for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission;
(c) is not affiliated with a significant customer or supplier of the Company ("significant" means more than 1% of annual sales);

(d)     is not a relative of an executive officer or director of the Company;
(e)     receives no compensation from the Company other than director's fees;
(f) does not personally receive and is not an employee, director, or trustee of a foundation, university, or other institution that receives grants or endowments from the Company that are material to the Company or to either the recipient and/or the foundation, university or institution; or,
(g) is not employed by an entity of which (i) an executive officer of the Company serves as a director or trustee, or (ii) a director of the Company serves in a senior executive capacity.

Under the by-laws, all current members of the Board of Directors, other than management employees, are deemed to be independent for these purposes until December 31, 2004. In addition, any nominations for new Board members must be consistent with the by-laws. The new nominee for Director described below is an independent director under these by-law provisions.

Each person listed below is currently a director of the Company and is a nominee for reelection as a director:

Name, Age and Principal Occupation                   Director since

MICHAEL P. HOLTZ, 45                                             1985
From 1985 to 1989, Mr. Holtz served as the Company's Treasurer and Secretary. In 1986, Mr. Holtz was promoted to Chief Operating Officer of the Company with direct responsibility for the Company's day-to-day operations. In 1989, Mr. Holtz was elected President and Chief Executive Officer of the Company. In 1999, in addition to his other responsibilities, Mr. Holtz was elected Chairman of the Board of Directors. Mr. Holtz is responsible for development and implementation of all Company operations including hotel development, finance and management. Mr. Holtz has over 22 years experience in the operation, development and management of hotel properties.

RENO J. BERNARDO, 70                                          1989
Reno J. Bernardo served as the Senior Vice President of Construction of the Company from 1987 through March 1994, when he retired. His primary responsibilities included managing construction of new properties and directing renovation projects. In 1989, Mr. Bernardo became a Director of the Company and continues to serve in this capacity. From 1985 to 1986, Mr. Bernardo was Vice President of Construction with Devcon Corporation, a hotel construction company. From 1982 to 1985, Mr. Bernardo was Project Superintendent with J.R. Trueman and Associates, a hotel construction company, and a subsidiary of Red Roof Inns, where his responsibilities included supervision of the development and construction of several Red Roof Inns.

SALOMON J. DAYAN, 56                                          1996
Salomon J. Dayan, M.D., a physician certified in internal and geriatric medicine, was formerly the Chief Executive Officer of Salomon J. Dayan Ltd., a multi-specialty medical group he founded which was dedicated to the care of the elderly in hospital, nursing home and outpatient settings. Dr. Dayan was the Medical Director and Executive Director of Healthfirst, a corporation which he started in 1986 which operated multiple medical ambulatory facilities in the Chicago, Illinois area. Since 1994 he has been an Assistant Professor of Medicine at Rush Medical Center in Chicago. Dr. Dayan is currently the Chairman of the Board of Directors of J. D. Financial, a bank holding company owning Pan American Bank. Additionally, Dr. Dayan also has numerous investments in residential and commercial real estate.

RUSSELL J. CERQUA, 45                                         1998
Russell J. Cerqua served as the Executive Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company from 1987 through 1998, where his primary responsibilities included internal and external financial reporting, corporate financing, development of financial management systems, and financial analysis. Mr. Cerqua is currently the President and Chief Financial Officer of Datavations LLC, a software development and consulting company, and was previously Chief Financial Officer of Metrotechnologies, LLC. Prior to joining the Company, Mr. Cerqua was an audit manager with an international public accounting firm, with over 9 years of experience in auditing, financial reporting and taxation. Mr. Cerqua is a Certified Public Accountant.

JON K. HAAHR, 48                                              1999
Mr. Haahr's background includes fifteen years as an investment banker and more than 20 years of capital markets experience. He is co-founder and Managing Principal of Silver Portal Capital, an investment/merchant banking and investment advisory firm. He directs a team that provides services in the areas of capital formation, strategic advice and portfolio sales to a focused group of private and public real estate clients owning commercial, healthcare and lodging assets. Prior to founding Silver Portal, Mr. Haahr was Co-head and Managing Director of Real Estate Investment Banking for First Union Securities from 1999-2000, where he was instrumental in re-engineering the group's business strategy. Mr. Haahr also founded and ran the same industry group for EVEREN Securities from 1991 until joining First Union. He originally joined the Investment Banking Department of Kemper Securities (EVEREN'S predecessor firm) in 1987 and, prior to establishing the Real Estate Group, provided banking expertise to corporate finance clients in the financial services sector and in the area of closed-end funds. Mr. Haahr is a member of the Board of Directors of the Center for Urban Land Economics Research at the University of Wisconsin Real Estate School, and speaks regularly at a variety of real estate industry events.

THOMAS J. ROMANO, 49                                          1999
Thomas J. Romano is currently an Executive Vice President for the Bridgeview Bank Group. Mr. Romano is a member of the Executive Management Committee and is responsible for all lending activities for a significant loan portfolio. His experience includes nineteen years with First of America Bank where his responsibilities included the management of commercial lending functions and numerous branch locations. Mr. Romano is currently a member of the Lake County Muscular Dystrophy Association and a member of Robert Morris Associates. Mr. Romano is a member of the Board of Directors for both Laserage Technology Corporation and Bridgeview Bank Oklahoma City, N.A.

The following person is a nominee for Director:

GERALD T. LAFLAMME, 62
Gerald T. LaFlamme has been the Senior Vice President and CFO of Davidson Communities, LLC, a real estate development company since 2001, where his responsibilities include land acquisitions, joint venture transactions and the financing of real estate projects. From 1978 to 1997, Mr. LaFlamme was a Managing Partner with Ernst & Young LLP and had responsibility for managing the firm's Real Estate Group in San Diego, CA. Mr. LaFlamme has extensive experience in structuring real estate transactions and in developing business strategies for Real Estate Investment Trusts, residential and commercial developers, and hospitality management companies. Mr. LaFlamme is a Certified Public Accountant with over 38 years of experience in public accounting and management consulting. Mr. LaFlamme currently serves as a board member of Senior Resource Group, LLC, and Integra Biotechnical, LLC. Mr. LaFlamme is an independent director under the by-law provisions described above.

SHARES REPRESENTED BY THE PROXIES RECEIVED WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

ATTENDANCE
The Board of Directors held three meetings during 2001. Each Director attended at least 75% of the meetings of the Board and Committees on which he served.

COMPENSATION OF DIRECTORS
Each nonemployee Director of the Company received an annual retainer fee of $9,000 ($750 per month) in 2001. Each nonemployee Director of the Company also received $250 for each Board of Directors meeting attended in person, $150 for each Board of Directors meeting conducted by telephone and $150 for each committee meeting. Each Director is reimbursed for all out-of-pocket expenses related to attendance at Board meetings. Nonemployee Directors may elect to receive their retainer fee in restricted common stock of the Company.

Each nonemployee Director of the Company receives an option to purchase 1,000 shares of Common Stock annually, pursuant to the 1996 Stock Option Plan for Nonemployee Directors. In addition, each nonemployee Director receives 2,500 options annually which vest only if the Company meets certain performance criteria, including earnings per share, EBITDA or net operating income, as defined. All Director stock options are priced at the market price on the date of issuance.

COMMITTEES

The Board of Directors has three standing committees:

         1. Audit Committee - This committee consists of three independent directors: Mr. Cerqua (Chairman), Mr. Haahr and Mr. Romano. The Audit Committee has the responsibility, among other things, to meet with the Company's independent accountants to review the scope and results of their audit, and to review with such independent accountants the Company's system of internal accounting and financial controls. This committee met three times during 2001. Pursuant to the recent by-law amendment, the Audit Committee will oversee the Company's financial reporting process and internal controls, review compliance with laws and accounting standards, recommend the appointment of public accountants, and provide a direct channel of communication to the Board of Directors for public accountants, internal auditors and finance officers.

         2. Compensation Committee - This committee consists of two independent directors: Dr. Dayan (Chairman) and Mr. Bernardo. The Compensation Committee reviews the salaries, bonuses, stock compensation, stock options and other direct and indirect compensation for the Company's Chief Executive Officer. This committee met once during 2001. Pursuant to the recent by-law amendment, the Compensation Committee will be responsible for ensuring that senior management will be accountable to the Board of Directors through the effective application of compensation policies, monitoring the effectiveness of senior management, and establishing compensation policies applicable to the Company's executive officers.

         3. Corporate Governance Committee - This committee consists of three independent directors: Mr. Romano (Chairman), Dr. Dayan and Mr. Cerqua. The Corporate Governance Committee is responsible for reviewing all related party transactions with the Company and between Board members, evaluating and nominating new Board members, and evaluating performance of all Board members. This committee replaces the Directors' Affairs Committee. The Directors' Affairs Committee did not meet in 2001. Pursuant to the recent by-law amendment, the Corporate Governance Committee will be responsible for reviewing all related party transactions involving the Company, considering all proposals involving a change in control or the purchase or sale of assets constituting more than 10% of the Company's assets, evaluating all new prospective Directors, reviewing and disclosing all related party transaction between members of the Board of Directors, and reviewing each of the members of the Board on Directors on a yearly basis.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by Reference therein.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors, all of which are independent as defined by NASDAQ's listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. The Committee has implemented procedures to ensure that during the course of each fiscal year, it devotes the necessary attention to each of the matters assigned to it under the Committee's charter.

Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. During 2001, the Audit Committee approved the retention of KMPG LLP ("KPMG") as the Company's independent public accountants.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December
31, 2001 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) ("SAS61"). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit. The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence, and KPMG has confirmed in such disclosures that in its professional judgment, it is independent of the Company within the meaning of the securities acts administered by the Securities and Exchange Commission and the requirements of the Independence Standards Board.

Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company's independent auditors with respect to such financial statements.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP:

                  Audit Services                                  $     127,050
                  Financial Information Systems Design
                        And Implementation Services                     -
                  All Other Services:
                        Tax Compliance Services                          38,300
                                                                  -------------
                  Total Fees                                      $     165,350
                                                                  =============

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

                                                 Members of the Audit Committee:

                                                 Russell J. Cerqua (Chairman)
                                                 Jon K. Haahr
                                                 Thomas J. Romano

                             EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation for services as officers to the Company for the fiscal years ended December 31, 2001, 2000 and 1999, of those persons who were, at December 31, 2001: the chief executive officer and the other executive officer of the Company (the "Named Officers"). See "Compensation of Directors" under
Item 11.



                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                  Compensation
                                                                          ---------------------------------
                                           Annual Compensation        Restricted  Securities
  Name and Principal                       -------------------          Stock     Underlying         All Other
       Position                    Year     Salary       Bonus          Awards     Options(#)(1)  Compensation(2)
------------------------          ------   --------   ----------     -----------   -------------  ---------------

Michael P. Holtz                   2001   325,000        -                -           100,000        23,422
 Chairman of the Board, President  2000    325,000      36,500            -           100,000        17,500
 and Chief Executive Officer       1999    325,000      20,000            -              -           17,500


James B. Dale                      2001    132,115       9,000            -            21,000         2,214
 Senior Vice President Finance,    2000    125,000       5,000            -            21,000         1,300
 Secretary, Treasurer, and         1999    120,000       5,500            -            20,500         1,251
 Chief Financial Officer

(1) All options were fully vested as of December 31, 2001, except for 50,000 options held by Mr. Holtz and 21,000 options held by Mr. Dale.
(2) Represents life insurance premiums paid by the Company on behalf of the Named Officers and the Company's 401(k) matching contributions of $2,625, $2,500 and $2,500 for Mr. Holtz, and $1,764, $1,300 and $1,251 for Mr.
       Dale, for 2001, 2000 and 1999, respectively.



STOCK OPTIONS

The following table summarizes the number and terms of stock options granted to each of the Named Officers during the year ended December 31, 2001.


                                          OPTION GRANTS IN LAST FISCAL YEAR
                                                                                    Potential Realizable Value at
                                                                                   Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                         Individual Grants                               for Option Term
                        ---------------------------------------------------------  --------------------------
                                      % of Total
                                        Options
                                       Granted to      Exercise or
                       Options        Employees in     Base Price     Expiration
Name                  Granted(1)       Fiscal Year       ($/Sh)          Date          5% ($)      10% ($)
-----------------    -----------     --------------    ------------   ----------    -----------  ------------

Michael P. Holtz       100,000           54.4%            $2.938       Jan. 2011       30,428        201,064

James B. Dale           21,000           11.4%            $3.74        May 2011         -             33,143

(1) All options were fully vested as of December 31, 2001, except for 50,000 options held by Mr. Holtz and 21,000 options held by Mr. Dale.


The following table provides information concerning the exercise of stock options during 2001, and the year-end value of unexercised options for each of the Named Officers and Directors of the Company.


                                      OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                    Number of Unexercised             Value of Unexercised
                                                           Options Held at           in-the-Money Options at
                         Shares                           December 31, 2001           December 31, 2001 (1)
                        Acquired         Value      ----------------------------   ---------------------------
 Name                 on Exercise      Realized     Exercisable   Unexercisable    Exercisable  Unexercisable
---------------       -----------      --------     -----------   -------------    -----------  -------------

Michael P. Holtz         -             -               876,100           50,000     $  27,938    $      -
James B. Dale            -             -                59,500           21,000          -              -
Russell J. Cerqua        -             -               203,458            3,500         8,730           -
Reno J. Bernardo         -             -                 7,500            3,500          -              -
Salomon J. Dayan         -             -                70,000            3,500          -              -
Jon K. Haahr             -             -                 4,500            3,500          -              -
Thomas J. Romano         -             -                 3,500            3,500          -              -

(1) The closing sale price of the Company's Common Stock on such date on the Nasdaq National Market was $2.09.


REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The purpose of the Compensation Committee is to establish and administer the policies governing all forms of executive compensation, as well as to administer the Amerihost Properties, Inc. 1996 Omnibus Incentive Stock Plan.

The Committee's philosophy is that executive compensation should be designed to motivate executives and reward them for individual initiative and achievements as well as the short-term and long-term success of the Company. It is anticipated that this philosophy will help to attract and maintain quality individuals, thereby enhancing the Company's profitability and value for the shareholders. The specific objectives within this philosophy are to:

         Establish base salaries at levels which are competitive in the business environment and which consider the responsibilities of the respective position and the individual's experience.

         Provide the executives with performance-based compensation which is reflective of the performance of the Company.

         Align the interests of the executives with those of the shareholders by providing a meaningful level of equity-based compensation in the form of long-term stock options.

The base salaries and annual increases for the Company's executives have been based upon comparative industry data, tenure and an assessment of the executive's historical performance and commitment to the Company. In addition, the Committee considers other factors such as cost-of-living and other geographic considerations, industry compensation trends, the level of expertise and knowledge and the level and complexity of the individual's specific duties and responsibilities. Base salaries consist of a blend of cash and stock options.

In addition to the base salaries, the Company's executives receive incentive compensation based upon the performance of the Company. Through 2001, these incentives were based upon the Company's attainment of certain financial benchmarks and consisted of either cash, restricted stock awards or qualified and non-qualified stock options.

The Chief Executive Officer of the Company serves under an employment agreement which began in 1995. His annual base compensation for 2001 was $325,000. Mr. Holtz did not receive any restricted stock awards in 2001, however, Mr. Holtz did receive 100,000 stock options. In 2001, the Company did not meet the financial performance criteria, therefore 50,000 of the options issued to Mr. Holtz in 2001 did not vest, and Mr. Holtz did not receive a cash bonus. Mr. Holtz also serves as the President and Chief Executive Officer of all the Company's wholly-owned subsidiaries. Mr. Holtz receives no additional compensation for his services to these subsidiaries.

The Chief Financial Officer of the Company serves under an employment agreement dated January 12, 2001. His annual base compensation as of December 31, 2001, was $145,000. Mr. Dale did not receive any restricted stock awards in 2001, however, Mr. Dale received 21,000 stock options. In 2001, the Company did not meet the financial performance criteria, therefore, 7,000 of the options issued to Mr. Dale in 2001 did not vest. Mr. Dale received cash bonuses of $9,000 in 2001, primarily in connection with the sale of hotels. Mr. Dale also serves as the Senior Vice President of Finance and Chief Financial Officer of all of the Company's wholly-owned subsidiaries. Mr. Dale receives no additional compensation for his services to these subsidiaries.

                                       Compensation Committee:

                                       Salomon J. Dayan, Chairman
                                       Jon K. Haahr

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee was formed in April 2002, consists of three independent directors. This committee is responsible for (i) reviewing all related party transactions involving the Company, (ii) evaluating and nominating new prospective Board members, (iii) reviewing and approving all related party transactions between Board members, and (iv) ensuring that annual performance reviews are conducted for all Board members.

Thus far, this committee has begun to evaluate several corporate governance issues including, the definition and determination of which Board members are considered independent, the formalization of the responsibilities for all the Board committees, establishing minimum number of members for each committee, and setting the minimum number of meetings required per year.

                                       Corporate Governance Committee:

                                       Thomas J. Romano, Chairman
                                       Salomon J. Dayan
                                       Russell J. Cerqua

EMPLOYMENT AGREEMENTS

The Company's President and Chief Executive Officer, Michael P. Holtz, provides services to the Company under the terms of an employment agreement dated January 1, 1995, amended February 4, 1997, amended November 23, 1999 and amended August 3, 2000. Pursuant to Amendment No. 3 dated November 23, 1999, the agreement renewed for an additional three-year period ending December 31, 2003. On January 1, 1998, Mr. Holtz received options to purchase a minimum of 256,100 shares of the Company's common stock at the market price on date of issuance under the Company's 1996 Omnibus Incentive Stock Plan, of which 110,000 vested immediately, 121,000 vested on July 1, 1999 and 25,100 vested on July 1, 2000. Pursuant to Amendment No. 3, Mr. Holtz receives 100,000 options each year, with 50,000 vesting 90 days from the date of issuance and 50,000 vesting only if the Company attains certain financial performance criteria. Amendment No. 3 also provides for a cash bonus based upon financial performance, and hotel operation performance. In 2001, the Company did not meet the financial performance criteria, therefore 50,000 of the options issued to Mr. Holtz in 2001 did not vest, and Mr. Holtz did not receive a cash bonus. Under the terms of the amended employment agreement, stock awards were eliminated as a component of annual compensation.

The employment agreement entitles the executive officer to receive severance payments, equal to two years' compensation, if his employment is terminated by the Company without cause or if he elects to terminate such employment for a "good reason," including a change of control of the Company. Pursuant to Amendment No. 4 dated August 3, 2000, for purposes of the employment agreement, a change of control shall be defined as any simultaneous change in the Company's Board of Directors such that a majority of the Board is composed of members who were not members of the Board on the date of this Amendment No. 4. In addition, a change of control means removal of the executive from membership on the Board of Directors by a vote of a majority of the shareholders of the Company or failure of the Board of Directors to nominate the executive for re-election to Board membership. The executive officer is also entitled to severance payments, equal to one year's compensation, if he voluntarily terminates his employment with the Company for a reason other than a "good reason" and provides appropriate notice of such resignation.

The Company's Senior Vice President of Finance and Chief Financial Officer, James B. Dale, provides services to the Company under the terms of an employment agreement dated January 12, 2001. The agreement expires January 12, 2004 and provides for base salary compensation to increase 5% per year and cash bonuses based on the sale of AmeriHost Inn hotels and the timing of the Company's financial reporting. The agreement does not provide for stock or stock option awards, however, the Board has issued stock options to Mr. Dale at its discretion in the past and may continue to do so in 2002.

The employment agreement entitles the executive officer to receive severance payments equal to six months' compensation if his employment is terminated by the Company without Cause (as defined). In addition, the executive officer is entitled to receive the sum of six months' then current base salary in the event of the sale of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, during the fiscal year ended December 31, 2001, all the aforesaid Section 16(a) filing requirements were complied with.


STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Nasdaq U.S. index and the Nasdaq Non-Financial index for the period commencing December 31, 1996 and ending December 31, 2001.

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                                 [GRAPH OMITTED]



         Date                       12/31/96    12/31/97     12/31/98     12/31/99    12/31/00   12/31/01

         Arlington Hospitality, Inc. 100.000      92.459       61.304       54.269      50.249     33.607
         Nasdaq US                   100.000     122.477      172.681      320.894     193.012    153.153
         Nasdaq Non-Financial        100.000     117.056      171.826      336.879     196.365    150.080

Assumes  $100  invested on December  31, 1996 in the Common  Stock of  Arlington
Hospitality,  Inc.  and the Nasdaq  Stock  Market  and the Nasdaq  Non-Financial
Stocks.



                              CERTAIN TRANSACTIONS

In the past, certain of the Company's directors and executive officers have, directly or indirectly, invested in joint ventures with the Company. For example, Dr. Dayan, a director of the Company, has invested approximately $1.6 million in seven joint ventures since 1988. In two joint ventures, the partners, including Dr. Dayan, have been guaranteed minimum annual distributions by the Company equal to 10% of their original capital contribution, and also have the right to convert their existing partnership interests into shares of the Company's common stock, under certain conditions. The Company acquired the limited partners' interests in May 2002 for $815,000, in one of those joint ventures and intends to acquire the limited partners' interests in the other joint venture for $830,000, by the end of 2002. Dr. Dayan's limited partnership interests in these joint ventures represents 50% of the total limited partnership interests. Dr. Dayan and each of the Company's directors and executive officers who have made such investments have done so on the same terms as all other investors in such joint ventures.

Dr. Dayan is also the owner and Chairman of the Board of Directors of the company that owns Pan American Bank. Pan American Bank has provided mortgage financing to the Company in the amount of $756,000 at December 31, 2001. This mortgage was paid off in 2002 in connection with the sale of the related hotel. In addition, Pan American Bank has provided mortgage financing to a joint venture in which the Company is a partner, in the amount of $948,000 at December 31, 2001.

Mr. Romano is an executive officer of Bridgeview Bank & Trust, which was the bank that maintained the Company's $7.5 million operating line-of-credit until February 19, 2002, at which time the Company transferred the line-of-credit to another lender. The Company currently maintains several demand deposit accounts at Bridgeview Bank & Trust, however expects to transfer these accounts to the bank which is now providing the Company's line-of-credit.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 1, 2002, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's Directors, (iii) each of the Named Officers and (iv) all Directors and executive officers as a group.

                                         Shares Beneficially Owned
                                            As of July 1, 2002
                                         ------------------------
Name                                              Number                 Percent
-------------------------------------    -------------------------       -------
 Michael P. Holtz                               1,144,597    (1)           19.5%
 Wellington Management Company                    615,000    (2)           12.4
 Kenneth M. Fell                                  490,900    (3)            9.9
 Lawndale Capital Management LLC                  438,800    (4)            8.9
 H. Andrew Torchia                                426,032    (5)            8.3
 Dimensional Fund Advisors, Inc.                  397,100    (6)            8.0
 Raymond and Liliane R. Dayan                     311,801    (7)            6.3
 Salomon J. Dayan                                 382,862    (1)            7.5
 Richard A. D'Onofrio                             338,519    (5)            6.6
 Russell J. Cerqua                                262,913    (1)            5.1
 James B. Dale                                     74,775    (1)            1.5
 Reno J. Bernardo                                  41,112    (1)             *
 Thomas J. Romano                                  14,500    (1)             *
 Jon K. Haahr                                      13,129    (1)             *

ALL DIRECTORS AND EXECUTIVE
  OFFICERS AS A GROUP (7 PERSONS)               1,933,888                  30.5%
                                                =========                  ====
* - less than 1%

   (1) Includes shares subject to options exercisable presently or within 60 days as follows: Mr. Holtz, 926,100 shares, Dr. Dayan, 71,000 shares, Mr. Cerqua, 203,458 shares, Mr. Dale, 73,500 shares, Mr. Bernardo, 7,500 shares, Mr. Romano, 3,500 shares, and Haahr, 4,500 shares.
   (2) Based upon information provided in its Schedule 13G dated December 31, 2001, Wellington Management Company ("WMC"), in its capacity as investment advisor, may be deemed beneficial owner of 615,000 shares of the Company which are owned by numerous investment counseling clients. Of the shares shown above, WMC has shared voting power for 615,000 shares and shared investment power for 615,000 shares.
   (3) Based upon information provided in his Schedule 13D dated March 25, 2002, Mr. Fell owns 490,900 shares of the Company. Mr. Fell has sole voting and investment power for these shares.
   (4) Based on information provided in a Schedule 13D dated May 29, 2002, Lawndale Capital Management, LLC owns 438,800 shares of the Company. Lawndale Capital Management, LLC has sole voting and investment power for these shares.
   (5) Based upon information provided in a 13D joint filing dated May 20, 2002. Includes 80,443 and 600 shares owned directly by Messrs. Torchia and D'Onofrio, respectively, and 150,000 options each owned by Messrs. Torchia and D'Onofrio which are currently exercisable. In addition, it includes 383,508 shares owned by Urban 2000 Corp. Mr. Torchia is the 51% stockholder of Urban 2000 Corp. and disclaims beneficial ownership of all but an aggregate of 195,589 shares owned directly, or indirectly, by Urban 2000 Corp. Mr. D'Onofrio is the 49% stockholder of Urban 2000 Corp. and disclaims beneficial ownership of all but an aggregate of 187,919 shares owned directly, or indirectly by Urban 2000 Corp.
   (6) Based upon information provided in its Schedule 13G dated January 30, 2001, Dimensional Fund Advisors, Inc. ("DFA"), in its capacity as investment advisor, may be deemed beneficial owner of 397,100 shares of the Company which are owned by numerous investment counseling clients. Of the shares shown above, DFA has sole voting and investment power for 397,100 shares.

   (7) Based upon information provided in their Schedule 13D dated May 10, 2002, Mr. and Mrs. Dayan beneficially own 311,801 shares of the Company. Mr. and Mrs. Dayan have sole voting and investment power for 311,801 shares.



SHAREHOLDER PROPOSALS

From time to time, shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2003 shareholders' meeting must be received by the Company not later than April 7, 2003. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

OTHER MATTERS

Management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

                     By the order of the Board of Directors

                                  JAMES B. DALE

                                    Secretary

Arlington Heights, Illinois
July 8, 2002

                                      PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

Arlington Hospitality, Inc.
2355 S. Arlington Heights Road, Suite 400
Arlington Heights, Illinois  60005

The undersigned hereby appoints Michael P. Holtz and James B. Dale as Proxies, each with the power to appoint his substitute, and hereby authorizes them, each acting alone, to represent and to vote, as designated below, all the Common Stock of Arlington Hospitality, Inc. held of record by the undersigned at the close of business on July 1, 2002, at the Annual Meeting of Shareholders to be held on August 15, 2002, and any adjournment thereof, with all the powers the undersigned would possess if present.

1.       ELECTION OF DIRECTORS

                            for all nominees               WITHHOLD AUTHORITY
                   ---------listed below          ---------to vote for all
                                                           nominees listed below

                            to abstain from voting on this proposal
                   ---------

                            Michael P. Holtz                  Reno J. Bernardo
                            Russell J. Cerqua                 Salomon J. Dayan
                            Jon K. Haahr                      Thomas J. Romano
                                                              Gerald T. LaFlamme

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

2.       OTHER MATTERS

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all nominees listed in proposal 1 above and in the discretion of the Proxies for such other business as may properly come before the meeting.

Please sign exactly as name appears on your stock certificates. For joint accounts, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated.

Dated:                 , 2002                   --------------------------------
        ---------------                         Signature                (Title)
Print name and address:

---------------------------------------         --------------------------------
                                                Signature if held jointly
---------------------------------------

---------------------------------------


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                       USING THE ENCLOSED RETURN ENVELOPE